STOCK PURCHASE AGREEMENT


     THIS AGREEMENT (the "Agreement") is made as of this 27th day of October, 1997, by and between Formtek, Inc., a Delaware corporation ("Purchaser"), and Joseph Julian, an individual residing in the State of Connecticut ("Seller") who owns all of the issued and outstanding capital stock (the "Stock") of CoilMate, Inc., a Connecticut corporation (the "Company"). The Purchaser and Seller are sometimes collectively referred to herein as the "Parties", and either one of the Parties is sometimes referred to as a "Party".

                                                    WITNESSETH

     WHEREAS, Seller is the sole beneficial and record owner of the Stock;

     WHEREAS, the Company is engaged in the business of designing, manufacturing, fabricating, assembling, and selling pallet decoilers, traverse reels, rewind mechanisms straighteners, stock feeders, and the accessories and options thereto (the "Business");

     WHEREAS, the Company retains and owns all such assets, goodwill, properties and contractual and other rights necessary to conduct the Business (the "Assets"); and

     WHEREAS, Purchaser desires to purchase all of the Stock, which consists of Two Hundred (200) shares of the Stock (the "Shares") from Seller, and Seller desires to sell the Shares to Purchaser, upon the terms and conditions specified in this Agreement (the "Transactions").

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                                     ARTICLE I
                                              PURCHASE OF THE SHARES

     Seller hereby agrees to sell, assign, transfer, and convey to Purchaser at the Closing (defined in Article IX below), for the consideration set forth and payable in accordance with the provisions of Article II of this Agreement, all of Seller's rights, title, and interest in and to the Shares, free and clear of all liens, encumbrances and adverse charges of any nature whatsoever. At the Closing, Seller shall deliver to Purchaser certificates representing the Shares validly endorsed in blank or accompanied by stock powers executed with respect to such Shares.

                                                    ARTICLE II
                                                  PURCHASE PRICE

     2.1 Consideration. Subject to the terms and conditions set forth herein, Purchaser hereby agrees to pay to Seller at the Closing, as consideration for the purchase of the Shares the amount of Three Million Seventy-Five Thousand and 00/100 Dollars ($3,075,000.00) in cash or other

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current funds payable according to the terms and conditions set forth in Section
2.2 of this Agreement (the "Purchase Price").

     2.2 Payment of Purchase Price. On the Closing Date (defined in Article IX below), Purchaser shall pay the Purchase Price as follows:

          (a) the  amount of Twenty  Thousand  and no/100  Dollars  ($20,000.00)
shall be deposited with the Escrow Agent in accordance with the terms of the Escrow Agreement attached hereto as Exhibit 2.2(a) and in accordance with
Section 2.4;

           (b) the balance of the Purchase Price to Seller.

         The Purchase Price shall be subject to adjustments as set forth in Paragraph 2.4.

     2.3 Transfer of Funds. All amounts of Purchase Price payable under this Agreement shall be wired according to the instructions provided in writing to Purchaser by the intended recipient of such funds as assembled into Schedule 2.3 attached hereto.

     2.4 Adjustments to Purchase Price.

          2.4.1 Just prior to the Closing Date the Company shall prepare and deliver to Purchaser an estimated Balance Sheet and Profit and Loss Statement (the "Estimated Financial Statements") in accordance with the provisions of this section as of October 31, 1997 (or such other date chosen by the Parties in the event that the Closing Date is not November 3, 1997) (the "Balance Sheet Date"). Within thirty (30) days after the Closing Date the Parties shall work together, making such personnel and records available as necessary, to complete a balance sheet and income statement for the Company as at the Balance Sheet Date (the "Closing Financial Statements") and to finalize the net worth determination in good faith at their earliest convenience based upon the terms and conditions set forth in this Section 2.4.1, and 2.4.2. The Estimated Financial Statements, the Closing Financial Statements and the calculation of net worth, shall be set forth in a memorandum of understanding prepared and executed by the authorized representative of each of the Parties (the "Memorandum of Understanding") attached hereto as Schedule 2.4.1. If the determination of net worth reveals that the net worth of the Company as at the Balance Sheet Date as set forth in the Closing Financial Statements (in respect and after the distribution of the Profits of the Company as defined in Section 4.4 through the Balance Sheet Date) is either (a) greater than, or (b) less than zero (the "Adjustment Amount"), then the Purchase Price shall be adjusted upward or downward, as the case may be, dollar-for-dollar by the Adjustment Amount and the increase if any shall be paid to Seller or the decrease if any shall be paid to Purchaser by the Escrow Agent within 10 days of the determination of the Adjustment Amount. If the amount of adjustment exceeds the Escrow Amount the Purchaser or the Seller as the case may be shall immediately pay any difference to the other party.

          2.4.2 For purposes of the preparation of the Estimated Financial Statements and the Closing Financial Statements and the determination of the net worth of the Company under this Agreement, the following shall apply:


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                          (a)   Except as otherwise set forth herein, the value
of the assets and liabilities of Seller shall be calculated as of the Balance Sheet Date in accordance with generally accepted accounting principles ("GAAP"), consistently applied;

                          (b) The patents and fixed assets of the Company shall
be valued at their respective net book values; and

                          (c) The Inventory (as defined in Section 3.25 below)
as counted at or around the Closing Date shall be valued as set forth in Section
3.25 of this Agreement.

          2.4.3 Upon adjustment to the Purchase Price as provided herein, the Parties shall modify, if necessary, Purchase Price Allocation described in
Section 12.17(c) of this Agreement.

                                                    ARTICLE III
                                     REPRESENTATIONS AND WARRANTIES OF SELLER

     All representations and warranties contained herein shall survive the Closing until such time(s) as stated in Article XVI, and none shall merge into any Closing document. Except as set forth on the Schedules hereto, each of which exceptions or statements shall relate to all relevant representations and warranties made herein, Seller represents and warrants the following as of the date of this Agreement and of the Closing Date (as defined in Article IX below):

     3.1 Corporate Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Connecticut. The Company has full corporate power and authority to own, lease and operate its properties and to carry on and conduct the Business and is in good standing and is qualified to transact business as a foreign corporation in all states in which the nature of the Business or the Assets require it to be qualified.

     3.2 Authority and Non-Contravention. Seller has the full power, authority and capacity to enter into, execute, deliver and perform this Agreement and all Exhibits to which he is a party. This Agreement and such Exhibits, when executed and delivered by Seller, shall be valid and binding obligations of Seller, enforceable against him in accordance with the terms hereof and thereof, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that the remedies of specific performance, injunction and other forms of mandatory equitable relief may not be available. Neither the execution and delivery of this Agreement nor the execution and delivery of the certificates and documents set forth as Exhibits hereto nor the consummation of the Transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the Articles or Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Seller or the Company or by which any of the Shares or the Assets are bound or affected, or (iii) conflict with or result in any breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation Of; or accelerate the performance required by or maturity of; or result in the creation of any security interest, lien, charge or encumbrance on any of Seller's Shares or the Assets pursuant to any of the terms, conditions or provisions of any note,

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bond, mortgage,  indenture, permit, license, franchise. lease contract, or other instrument or obligation to which Seller or the Company is a party or by which any of the Shares or the Assets are bound or affected that in the aggregate would have a material adverse affect on the Purchaser. Neither Seller nor the Company are required to submit any notice. declaration, report or other filing or registration with any governmental or regulator authority or instrumentality, and no approvals or non-objections are required to be obtained or made by Seller or the Company in connection with the execution, delivery or performance by Seller of this Agreement or any Exhibit or the consummation of the Transactions contemplated hereby or thereby.

     3.3 Authorized Capitalization. The Company is a Connecticut corporation having authorized capital stock consisting of five thousand (5,000) shares of voting common stock, of which two hundred (200) are issued and outstanding. Seller is the sole beneficial owner of all shares of any class of the Stock. There are no outstanding options, puts, calls or warrants to acquire any of the Stock. The Shares constitute all of the issued and outstanding shares of the Stock. All of the Shares are validly issued, fully paid and nonassessable and are owned of record and beneficially by Seller free and clear of any liens. claims, options, encumbrances or restrictions of any nature whatsoever. There are no agreements, arrangements, convertible rights or other rights (vested or contingent) to acquire any of the Stock. and no such agreements. arrangements, convertible rights or other rights (vested or contingent) to acquire any of the Stock will be issued, entered, or granted prior to the Closing Date without the prior written approval of the Purchaser. Seller has the absolute and indefeasible right, power and capacity to sell. assign, transfer and deliver the Shares to Purchaser, and has good. marketable and indefeasible title to the Shares, free and clear of all liens, claims, options, encumbrances or restrictions of any nature whatsoever.

     3.4 Operation of the Company's Business. Except as set forth in Schedule 3.4, the Company has good and marketable title to and owns and retains all of the Assets. tangible or intangible, contractual, license and leasehold rights necessary for the Purchaser (i) to operate the Business as the Company operates it on the date hereof; and (ii) to utilize the Assets and contractual, license and leasehold rights in the same manner as they historically have been used. With the exception of those Assets used in the Business pursuant to license and leasehold rights in favor of the Company and disclosed to Purchaser, all of the Assets used in the Business are owned by the Company, and none are owned by any other party. The portion of the Assets that are tangible are in good operating condition and repair, ordinary wear and tear excepted. and are satisfactory for the purposes for which the Assets are being used in Business.

     3.5 Financial Statements. Attached hereto as Schedule 3.5 are the balance sheet and the income statement of the Company for the years ended December 31, 1995 and 1996 (the "Compiled Financial Statements") and the interim period ended June 30, 1997 (the "Interim Financial Statement"). The Compiled Financial Statements and the Interim Financial Statement shall be collectively referred to as the Financial Statements. The Compiled Financial Statements are materially true and complete and have been prepared from the books and records of the Company and fairly present the properties, assets, liabilities, financial position, results of operations and condition of the Company as of their respective dates. The results of operations set forth in the Compiled Financial Statements are materially accurate. Except as set forth in Schedule 3.5, the Compiled Financial Statements to Seller's knowledge have been. prepared in conformity with generally accepted accounting principles applied on a consistent basis for such

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periods. The Interim Financial Statement to Seller's knowledge has been prepared from the books and records of the Company and fairly reflects the properties, assets, liabilities, financial position, results of operations. and condition of the Company as of its date in a manner consistent with past practice except as set forth in Schedule 3.5.

     3.6 Employee Wages. Salaries and Benefits. The Company has provided Purchaser with an accurate list of all employees of the Company (whether full-time, part-time or temporary), and the current rate of compensation for each such employee (including a separate statement of bonuses, fringe benefits and accrued vacation, sick pay and other perquisites to which they are or may be entitled). There is no liability for unpaid salary or wages, bonuses, vacation time, or other employee benefits due or accrued. nor liability for withheld or deducted amounts from employees' earnings, for the period ending on or immediately prior to the Closing Date, including without limitation commission payments to agents, representatives or employees except as listed in the Financial Statements, the Closing Financial Statements, or in Schedule 3.8.1 or
Schedule 3.8.9. There are no labor disputes. strikes. work stoppages or other interruptions in service or performance pending or threatened, and all relationships between the Company and its employees are generally stable and satisfactory.

     3.7 Compliance with Laws. To Seller's knowledge, the operation of the Business and the use of the Assets are in material compliance with all applicable laws, ordinances, rules and regulations, including but not limited to Federal, state and local environmental workplace safety, employment and employee benefits laws, regulations and rules (collectively the "Laws"). The Company has all requisite licenses, permits and certificates from Federal, state and local governmental authorities as may be necessary to conduct the Business and to own and operate the Assets, and such permits are valid and in full force and effect and to Seller's knowledge will not be terminated or adversely affected by the consummation of the Transactions contemplated hereby. Seller and to Seller's knowledge the Company have not received any notice alleging any violations by the Company of any Laws, or of investigations or audits of the Company initiated by governmental, regulatory or administrative agencies, and to the knowledge of the Seller, no allegations or investigations are pending or, to Seller's knowledge, have been threatened.

     3.8 Employee Benefit Plans

          3.8.1 Except as set forth on Schedule 3.8.1 attached hereto, with respect to all employees and former employees of the Company, neither the Company nor any ERISA Affiliate (as defined herein below) of the Company presently maintains, contributes to or has any liability under:

                          (a)   any bonus, incentive compensation, profit
sharing, retirement, pension, group insurance death benefit group health, medical expense reimbursement, cafeteria, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, welfare or other employee benefit or fringe benefit plan, program or arrangement;

                          (b)   any plan, program or arrangement which is an
"employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an "employee welfare benefit plan" as such term is defined in Section 3(1)of ERISA.

For purposes of this Agreement, "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) that, together with the Company (or any person whose liabilities the Company has assumed or is otherwise subject to), currently or in the past would be treated as a single employer under section 4001(b) of ERISA or that would be deemed to be a member of the same "controlled group" within the meaning of section 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended (the " Code") The plans, programs and arrangements set forth on Schedule 3.8.1 are herein referred to as the "Employee Benefit Plans.

          3.8.2 To Seller's knowledge, with respect to all employees and former employees of the Company, neither the Company nor any ERISA Affiliate of the Company presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Neither the Company nor any ERISA Affiliate of the Company maintains or contributes to a trust, organization or association described in any of Sections 501 (c)(9), 501(c)(17) or 501(c)(20) of the Code.

          3.8.3 . To Seller's knowledge, except as set forth on Schedule 3.8.3(i), each such Employee Benefit plan complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. Additionally, to Seller's knowledge, except as set forth on Schedule 3.8.3(i), amendments have been made to each such Employee Benefit Plan for the Tax Reform Act of 1986 and subsequent legislation and regulations to the extent they are required. Except as set forth in Schedule 3.8.3(ii), proper and timely application for a favorable determination letter with respect to each such Employee Benefit Plan, as amended, has been made with the Internal Revenue Service, and no unfavorable responses have been received with respect to any such application from the Internal Revenue Service.

          3.8.4 To Seller's knowledge, except as set forth on Schedule 3.8.4, with respect to each Employee Benefit Plan which is subject to Title I of ERISA, the Company and any ERISA Affiliate of the Company is in material compliance with the applicable reporting, disclosure or other requirements of ERISA and the Internal Revenue Code, and to Seller's knowledge, there has been no "prohibited transaction" as described in Section 4975 of the Internal Revenue Code or
Section 406 of ERISA.

          3.8.5  To the  best of  Seller's  knowledge,  except  as set  forth on
Schedule 3.8.5, neither the Company nor any ERISA Affiliate of the Company, nor any of their respective directors, officers, employees or any other "fiduciary", as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the Internal Revenue Code for any action or failure to act in connection with the administration or investment of the Employee Benefit Plans.

          3.8.6 With respect to the profit sharing plan listed on Schedule 3.8.1, all applicable contributions for all periods ending with the Company's 1996 fiscal year have been made. With respect to the cafeteria plan listed on
Schedule 3.8.1, the company has no contribution obligations.

          3.8.7   [Intentionally left blank]

          3.8.8 Neither the Company nor any ERISA Affiliate of the Company presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

          3.8.9 Except as set forth on Schedule 3.8.9 attached hereto:

                (a) The Company is not a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees of the Company;

                 (b) Except as shown on the Financial Statements or Closing Financial Statements or in any Schedules to this Agreement, the Company does not have outstanding any loan or loans to any current or former employees of the Company, nor has the Company guaranteed such loans;

                 (c) No amount currently payable to an employee or former employee of the Company will be an "excess parachute payment" which is non-deductible under Section 280G of the Code.

          3.8.10 Neither the Company nor any ERISA Affiliate of the Company has terminated any employee pension benefit plan subject to Title IV of ERISA, and no proceeding by the PBGC to terminate any employee pension benefit plan pursuant to Title IV of ERISA has ever been instituted or(to Seller's knowledge) threatened, no notice of any such termination has been received and no condition exists which presents a material risk of termination of an Employee Benefit Plan.

         3.8.11 There is no pending or, to Seller's knowledge, threatened legal action, proceeding or investigation against or involving any Employee Benefit Plan maintained by the Company or any ERISA Affiliate of the Company (other than routine claims for benefits) and, to the Seller's knowledge, there is no basis for or fact which could give rise to any such legal action, proceeding or investigation. Any bonding required with respect to the Employee Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

          3.8.12 To Seller's knowledge, there has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to Section 4980B. or with regard to plan years beginning before December 31 1988, Section 162(i) of the Code as in effect immediately prior to the enactment of the Technical and Miscellaneous Revenue Act of 1988, or any regulations promulgated thereunder. whether final. temporary or proposed. To Seller's knowledge, no event has occurred with respect to which the Company or any ERISA Affiliate of the Company could be liable for a tax imposed by any of Sections 4972, 4976, 4977, 4979, 4980 or 4980B of the Code, or for a civil penalty under Section 502(c) of ERISA.

          3.8.13 With respect to each of the Employee Benefit Plans, Seller and the Company have delivered or will deliver within 30 days of closing to Purchaser true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent IRS Form 5500; (iii) the most recent financial statement, if any; (iv) all correspondence with the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation with respect to the past three plan years other than IRS Form 5500 filings; and
(v) the most recent summary plan description.

     3.9 No Material Change. There has been no material adverse change since June 30, 1997 in the nature or prospects of the Company and the Business or its condition (financial or otherwise), or properties, assets, liabilities (actual or contingent), operations, or the manner of conducting the Business, or from the condition, position or prospects of the Business as set forth in the Financial Statements other than changes in the ordinary course of business which in the aggregate are not material and adverse. Since June 30. 1997, there has been no event or condition of any character which, either individually or in the aggregate, might reasonably be expected to affect in a material adverse manner the business prospects, operations, properties, assets, liabilities, earnings or financial condition of the Company, the Business or the Assets.

     3.10 Insurance. The Company maintains in effect. and has at all times maintained in effect, product liability insurance. motor vehicle and comprehensive general liability insurance and workers' compensation insurance covering the Business and fire and extended coverage insurance with respect to the Current Property (as defined in Section 3.13.1 below) and the Assets.
Schedule 3.10 attached hereto is a complete list of all of the Company's insurance policies (including the amount of coverage) in effect at present, and as to product liability and comprehensive general liability. in effect since the incorporation of the Company. All such insurance policies are owned solely and exclusively by the Company. To the best of Seller's knowledge no event has occurred that may enable an insurer to rescind, revoke or cancel any such policies or to seek any additional or retroactive premium, charge, fee or penalty.

     3.11 Litigation. Other than as set forth on Schedule 3.11 attached hereto, there are no claims, counterclaims, Suits. orders, proceedings, actions, or to Seller's knowledge investigations pending, or notice of which has been received, or, to the knowledge of Seller, threatened against the Company, the Assets, the Stock or the Seller with respect to the Shares or the Business. Neither Seller nor the Company nor any of its subsidiaries, directors, officers, employees or agents is a plaintif or defendant in any litigation or proceeding arising out of or related to the Business other than as set forth in Schedule 3.11

     3.12 Agreements. Leases and Licenses. Schedule 3.12 attached hereto accurately and completely sets forth all leases, licenses, contracts and other material agreements to which the Company is a party or otherwise bound including all amendments or modifications thereto (collectively the "Contracts"). To Seller's knowledge, each of the Contracts is valid, effective and enforceable in accordance with its terms. The Company is not in material default under any of the Contracts and, to the knowledge of Seller, no other party to any of the Contracts is in default thereunder. To Seller's knowledge, no event has occurred which with the passage of time or the giving of notice or both would constitute a material default under any of the Contracts. Other than the Contracts, there are no material leases, licenses, contracts or agreements necessary (i) to operate the Business as it is operated as at the date hereof; or (ii) to utilize the Assets and contractual, license and leasehold rights in the same manner as the Company utilizes such assets and contractual, license and leasehold rights as at the date hereof. No purchase commitment for materials, supplies, component parts or other items of the Inventory of the Business to which the Company is a party is in excess of the ordinary, normal, usual and current requirements of the Business. The Company has not waived any material right under any of the Contracts. Neither Seller nor to the Seller's knowledge, the Company has received notice that any party to any of the Contracts intends to cancel or terminate any contract or to exercise or not exercise any option under any Contract.

     3.13       Environmental and Health and Safety Matters

                  3.13.1 Set forth on Schedule 3.13.1 attached hereto is a true, accurate and complete list of all real property owned, leased or operated, currently or previously, by the Company since its incorporation with the dates of ownership or operation set forth (the "Property"). Those locations currently owned and operated by the Company (the "Current Property") are specifically noted on Schedule 3.13.1.

          3.13.2 Except as set forth in Schedule 3.13.2 attached hereto including the two environmental reports referred to therein, the Company in its ownership and operation, as the case may be, of the Property have been at all times and are in material compliance with the Resource Conservation and Recovery Act, the Comprehensive Environmental Response. Compensation. and Liability Act, the Superfund Amendments and Reauthorization Act. the Federal Water Control Act. the Occupational Safety and Health Act, and all other federal, state and local laws, regulations and ordinances, as amended, relating to pollution, safety, health or protection of the environment. including, without limitation, those relating to containment. emissions. discharges, releases or threatened releases of industrial, toxic or hazardous substances, materials or wastes or other pollutants, contaminates, petroleum products, asbestos, polychlorinated biphenyls ("PC Bs"). or chemicals (collectively, "Hazardous Substances") into the environment (including without limitation, ambient air, surface water, ground water. land surface or subsurface strata) or otherwise relating to the manufacturing, processing, distribution, use, treatment, labeling, storage, disposal, abatement, transport or handling of Hazardous Substances (the "Environmental Laws").

          3.13.3 Except as set forth in Schedule 3.13.2attached hereto including the two environmental reports referred to therein, the Company has obtained and is in material compliance with all permits, licenses and other consents or authorizations which are required with respect to the operation of the Business under the Environmental Laws, including without limitation those that are required to (a) operate or install any equipment or facilities and (b) generate, manufacture, formulate, store, treat, handle, transport, discharge, emit or dispose of Hazardous Substances generated by the Business.

                  3.13.4 To the best of Seller's knowledge, there are or were no polychiorinated biphenyls (PCBs), Tetrachioroethylene (PCE), Trichlorethylene
(TCE), or friable and unencapsulated asbestos generated, used, treated. stored, maintained, disposed of; or otherwise located on the Property during the Company's ownership or operation. or on the Current Property. Except as set forth in Schedule 3.13.2 of this Agreement, there are and were no underground storage tanks whether or not excluded from regulation under Environmental Laws used, stored, maintained. located on. out of service, closed. abandoned, decommissioned or otherwise related to the Property during the Company's ownership or operation, or the Current Property. The Company has removed and properly disposed of all used or other obsolete materials regulated by Environmental Laws, including Hazardous Substances and other wastes generated by the Business or otherwise on the Current Property.

          3.13.5 While the Company has operated its business from the Property, there has been no "release" as defined in 42 U.S.C.- 9601(22) or, to the knowledge of Seller, threat of a "release" of any Hazardous Substance on, from, over or under any of the Property.

          3.13.6 Neither Seller nor to Seller's knowledge the Company have received notice that any of them have any potential liability with respect to the contamination, investigation, or cleanup of any site at which Hazardous Substances have been or have alleged to have been generated, treated, stored, released. discharged, emitted, transported over or disposed of; and to Seller's knowledge there are no past or present events, facts, conditions or circumstances which may interfere with or prevent compliance by the Business in accordance with the Environmental Laws, or with any order, decree, judgment, injunction, notice or demand issued, entered, promulgated or approved thereunder, or which may give rise to any common law or other legal liability, including, without limitation, liability under any of the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture process, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment of any Hazardous Substances by the Company or a predecessor, as a result of any act or omission of the Company or a predecessor.

          3.13.7 Schedule 3.13.7 contains a true, correct and complete listing of all Hazardous Substances used by the business of the Company in the conduct of its operations since July 30, 1992, and the Company has available at its place of Business a list of the methods used by the Company (including, but not limited to, a list of past and present disposal or recycling sites, waste haulers, and manifest numbers and copies of manifests used to transport Hazardous Substances) since July 30, 1992 to dispose of or recycle Hazardous Substances generated by the Company's operations.

                  3.13.8 To the best of Seller's knowledge, all of the Company's disposal, transportation and recycling practices relating to Hazardous Substances have been accomplished in accordance with all applicable Environmental Laws.

     3.14 Intellectual Property. Schedule 3.14 lists all registered patents, pending applications for patents, trademarks, service marks, tradenames and copyrights that are owned by the Company and/or which are used in the Business. The patents, trademarks, servicemarks, tradenames, copyrights, processes of every kind and description, designs, know- how, formulae, shop rights, trade secrets, and similar properties, as well as the registrations and applications therefor, and the renewals thereof; (th "Intellectual Property"), are owned or lawfully used by the Company. None of the Intellectual Property has been held or stipulated to be invalid in any litigation or proceeding. Except as set forth in
Schedule 3.14, the validity of the Intellectual Property, and of the Company's rights to the Intellectual Property, has not been questioned in any litigation or proceeding currently pending or which, to the knowledge of Seller, has been threatened, and to Seller's knowledge there exists no basis for a claim against the Company for infringement of any third party's intellectual property rights. Neither Seller nor the Company has received any notice to the effect that any product it makes or sells, or the distribution or use by it of any process or product, or any services it performs in the course of the Business, may infringe any patent, trademark, service mark, tradename, copyright, trade secret, knowhow or similar legally protectable right of another. To Seller's knowledge, all patentable inventions utilized or first reduced to practice in connection with the Business or pursuant to or in connection with the employment or engagement by the Company of individuals are the property of the Company. The Company has not entered into and is not a party to any development, work for hire, license or other agreement pursuant to which the Company has secured the right or obligation to use, or granted others the right or obligation to use, any patents, trademarks, servicemarks, tradenames. copyrights, trade secrets or knowhow (except as set forth in Schedule 3.14 attached hereto).

     3.15 Related Party Transactions. None of Seller or any officer or director of the Company or any affiliate thereof has. directly or indirectly. entered into any transaction with the Company, except for any arrangements which are specifically disclosed in the Financial Statements. For purposes of this Section
3.15 only, the term "affiliate" of the Company shall mean and include any officer or director or shareholder of the Company or any person related to any officer, director or shareholder of the Company by blood or by marriage, or any corporation, partnership, proprietorship, trust or other entity in which such officer or director or shareholder of the Company (or any spouse. ancestor or descendant of the same) has more than a five percent (5%) legal or beneficial interest, or any corporation, partnership, proprietorship, trust or other entity which controls, is controlled by, or is under common control with, the Company.

    3.16 [Intentionally Left Blank.]

     3.17 Taxes. As to any Taxes (as defined in Section 12.1 below) imposed by the Federal government, or any state government or any subdivision or municipality thereof, or the government of any other country or political subdivision thereof, including, without limitation, (i) taxes imposed on or measured by income, (ii) taxes based on employment (including amounts withheld from employees' compensation), and (iii) any property, franchise, or sales or use tax, which, in each case, relates to or coul cause a lien or encumbrance upon any of the Assets, the Stock or the Business, except with respect to the State of California and to Seller's knowledge the Company, and as applicable, Seller, have timely, properly and lawfully filed all returns and elections necessary to be filed and has paid in full the applicable taxes (including any penalties. assessments and deficiencies in respect of such taxes) due as shown on such returns; and except with respect to the State of California and to Seller's knowledge, no claims for any unpaid taxes, interest or penalties are being asserted by any governmental authority, for any period, against the Company, the Stock or any Assets of the Company. The Company has not paid and to Seller's knowledge is not required to pay any income, excise or franchise taxes to any state or states other than Connecticut. The Company, and as applicable, Seller has timely filed and paid all taxes shown on any returns and estimated taxes due on or prior to August 31, 1997, if any, and has made accruals on the Financial Statements or Closing Financial Statements for all taxes due with respect to the period ended at the Closing Date. The Company has furnished Purchaser with true and complete copies of each of the Federal, state, local and foreign income and excise tax returns, sales and use, payroll and franchise tax returns, and any amendments thereto, of the Company, as they relate to taxable periods since December 31, 1994. And to Seller's knowledge, the Company has made available to Purchaser all material reports of and written communications from Internal Revenue Service agents and the corresponding agents of other state, local and foreign governmental agencies who have examined or intend to audit or examine the books and records of the Company at any time including and since the commencement of the last IRS audit. To Seller's knowledge, no audit or examination of the Company or the Stock by any taxing authority or agency is now pending or currently in progress, nor has the Company received from any taxing authority or agency any notice of such an audit or examination. Except with respect to the State of California and to Seller's knowledge, the Company has paid all deficiencies and altered all practices proposed as a result of the audits and examinations. No waiver of any statute of limitations has been given and is in effect in respect to the assessment of any Taxes against the Company. There are no outstanding agreements (except with respect t the State of California) or waivers extending the statutory period of limitation applicable to any return of the Company for any period with respect to any tax. There are no tax sharing agreements or arrangements to which the Company is now or ever has been a party. There are no deferred taxes payable by the Company whether set forth on the Financial Statements, the Closing Financial Statements or otherwise. Seller is not a "foreign person" within the meaning of Section 1445(b)(2) of the Internal Revenue Code.

     3.18 Accounts Payable. The accounts payable of the Company as set forth in the Financial Statements represent bona fide claims which creditors have against the Company for sales or services furnished to the Company are not subject to counterclaims, setoffs or deductions by the Company, and are not subject to additional requirements of performance due to the Company. All of the accounts payable have been created pursuant to receipt of goods or services conforming to the terms of purchase orders executed in favor of unrelated third parties in the ordinary course of business of the Company.

     3.19 Absence of Undisclosed Liabilities. Except as specifically and explicitly reserved against in the Financial Statements, the Closing Financial Statements and the Schedules to this Agreement the Company is not subject to any material liability or financial obligation (known or unknown, direct or indirect. absolute, contingent, accrued or otherwise) which are required pursuant to GAAP to be disclosed on such Financial Statements, or Closing Financial Statements other than liabilities or financial obligations arising in the ordinary course of business. Seller knows of no facts or circumstances which might reasonably serve as the basis for any material liabilities or financial obligations with respect to the Company or the Stock which are not disclosed pursuant to this Agreement.

     3.20 Customer and Supplier Relationships: Warranty Claims. The Company has not received any notice that any customer or supplier of the Company intends to discontinue or materially alter the prices or terms of. or substantially diminish, its relationship with the Company. Other than as set forth on Schedule 3.20, since November 1, 1996, there are no outstanding warranty claims against the Company by any of its customers or sales representatives with respect to products sold or services rendered by the Company.

     3.21  Accounts  Receivable  and  Notes  Receivable.  Except as set forth in
Schedule 3.21 attached hereto. the accounts receivable and notes receivable of the Company as set forth in the Financial Statements. represent bona fide claims which the Company has against unrelated debtors for sales, services or funds advanced by the Company arising on or before the Closing Date, to Seller's knowledge are not subject to counterclaims, setoffs or deductions of any kind other than trade discounts, and are not subject to additional requirements of performance by the Company. The aggregate amount of customer advance payments or deposits (i.e., payments in excess of actual work performed or materials supplied as of the date of such payment) received by the Company at or prior to December 31, 1996 with respect to such accounts are set forth in the Financial Statements. Such receivables have been recorded in accordance with the Company's historical revenue recognition policy and have been collected or to Seller<0-28>s knowledge are collectable in accordance with their terms at the full face amount.

     3.22 Notes. Loans. Bonds. Guarantees. There are no notes, loans, bonds, guarantees, sureties, letters of credit, indebtedness or other similar credit agreements or debt obligations of the Company that exist with respect to the Business or any of the Assets. The Company is not in default on the payment of any principal or interest on any indebtedness for borrowed money, nor is the Company otherwise, to its knowledge, in default under any indemnity, fidelity or contract bond or letter of credit, note, guarantee or other credit agreement or debt obligation or instrument.

     3.23 Charter Documents. The Company has delivered or made available to Purchaser the originals or certified copies of its Articles or Certificate of Incorporation and By-laws, each as amended to date, as well as copies of its minute books covering the period from the date of the Company's incorporation to the date of this Agreement. Such Articles or Certificate of Incorporation and Bylaws are complete, correct and current. The minute books of the Company contain a complete, correct and current record of all meetings and other corporate actions of the stockholders and Board of Directors of the Company since the incorporation of the Company.

     3.24      Subsidiaries. There are no subsidiaries of the Company.

     3.25 Inventories. Any and all inventories of the Company reflected in the Financial Statements and Closing Financial Statements, plus any replacements for such items acquired on or before the Balance Sheet Date, and minus any such items sold or leased by the Company in the ordinary course of business on or before the Balance Sheet Date (the "Inventory"), are properly valued in accordance with this paragraph. The Inventory shall be valued as follows: In the case of raw material and purchased components - the lower of cost or market value on an item by item FIFO basis. In the case of work-in-process machines and finished goods machines: finished goods machines at a cost of goods sold percentage for each particular model of product as agreed by the Parties based upon the Company's actual historical margins; and work-in-process machines at a cost of goods sold percentage for each particular item of inventory as agreed by the Parties based upon the Company's actual historical margins multiplied by the percentage of completion of each particular item of Inventory as agreed by the Parties during the physical count. For the cost of goods sold percentage, the Parties agree that forty-five (45%) percent of net selling price is representative of the broad product line. Variations in product mix depending what work-in-process machines and finished goods machines are on the floor at the time of the physical count may require individual adjustments by the Parties. In such an event, the Parties agree t look to the costed price sheets maintained by the Company. In the case of work-in-process machined and fabricated parts: material value at the lower of cost or market value and the labor/burden value at the rate of $25.70 per direct labor hour, such labor hours per piece to be estimated by the Company and reviewed by Purchaser. Except for obsolete and slow-moving items of Inventory which have been fully written off in the Financial Statements and Closing Financial Statements and except for items sold in the ordinary course of business, the Inventory consisted of and will, at the Balance Sheet Date, consist of items of a quality and quantity currently usable and saleable in the ordinary course of business without mark-down or discount except for demonstration machines, in the hands of the Company or its sales representatives. With respect to Inventory in the hands of suppliers for which the Company is committed as of the date of this Agreement or as of the Balance Sheet Date, such Inventory is described i Schedule 3.25 attached hereto and is reasonably expected to be usable in the ordinary course of business as the Business is presently being conducted. All items included in the Inventory are the property of the Company. No items in the Inventory have been pledged as collateral or are held by the Company on consignment from others. The items of Inventory are free of defects and, to the extent that they consist of finished or work-in-process goods, also comply with the specifications submitted by the intended purchasers, if any, thereof pursuant to valid purchase orders.

     3.26 Machinery and Equipment. Schedule 3.26 sets forth all machinery, patterns, tools, dies, jigs, fixtures, vehicles, trucks, furniture and equipment used to conduct the Business (the "Equipment"), and the Company's software and computer programs used in the conduct of the Business, including any software or computer programs not wholly-owned by the Company ("Third Party Software"). The engineering drawings, specifications and manufacturing data possessed or owned by the Company are all of suc items that are necessary to manufacture the products presently being manufactured by the Company and to provide the services rendered by the Company in connection with the Business.

     3.27       [Intentionally left blank]

     3.28 No Material Misrepresentations or Nondisclosures. Neither this Agreement nor any Exhibit or Schedule attached hereto contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     3.29 "S" Corporation Status. Since July 22, 1987, the Company has been qualified as an "S" corporation within the meaning of Section 1361 (a)( 1) of the Internal Revenue Code (and under any comparable state law) and will be so qualified until the Closing of the Transactions unless otherwise required by IRS or comparable state law regulations.

                                                   ARTICLE IV h
                                   REPRESENTATIONS AND WARRANTIES OF PURCHASER h

     All representations and warranties contained herein shall survive the Closing until such time(s) as stated in Article XVI, and none shall merge into any Closing documents. Purchaser represents and warrants the following as of the date of this Agreement and of the Closing Date:

     4.1 Corporate Standing. Purchaser is a corporation organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to own, lease and operate its properties and businesses, and is in good standing and is qualified to transact business as a foreign corporation in all states in which the nature of its business or the properties owned by it require it to be qualified.

     4.2 Authority and Non-Contravention. Purchaser has the full corporate power and authority to enter into, execute, deliver and perform this Agreement and all Exhibits to which it is a party. The execution, delivery and performance of this Agreement and such Exhibits, and the consummation of all transactions contemplated herein and therein, have been duly authorized by all necessary corporate action of Purchaser. This Agreement and such Exhibits, when executed and delivered by Purchaser, shall be valid and binding obligations of Purchaser, enforceable against it in accordance with the terms hereof and thereof; subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that the remedies of specific performance, injunction and other forms of mandatory equitable relief may not be available. Except for approvals of governmental authorities, neither the execution and delivery of this Agreement nor the execution and delivery of the certificates and document set forth as Exhibits hereto nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the Articles or Certificate of Incorporation or By-laws of Purchaser, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Purchaser, or by which any of Purchaser's assets are bound or affected, or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of; or accelerate the performance required by or maturity of; or result in the creation of any security interest, lien, charge or encumbrance on any of Purchaser's assets pursuant to any of the terms, conditions or provisions of; any note, bond, mortgage, indenture, permit, license, franchise, lease, contract, or other instrument or obligation to which Purchaser is a party or by which any of its assets are bound or affected. Purchaser is not required to submit any notice, declaration, report or other filing or registration with any governmental or regulatory authority or instrumentality and no approvals or non-objections are required to be obtained or made by Purchaser in connection with the execution, delivery or performance by Purchaser of this Agreement or the Exhibits or the consummation of the transactions contemplated hereby or thereby.

     4.3 Investment Intent. Purchaser is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

     4.4 Financing. As of the Closing, Purchaser will have the financial capacity to perform its obligations under this Agreement. In addition, upon the delivery of the Estimated Financial Statements, Purchaser will provide to the Company as of the Balance Sheet Date sufficient cash to enable the Company to distribute to Seller a cash bonus equal to the sum of (i) the Company's retained earnings on its Financial Statements as of December 31, 1996, (ii) the Company's 1997 earned income throug the Balance Sheet Date as set forth on the Estimated Financial Statements, and (iii) $1,000.00 (collectively, the "Profits of the Company").

                                                    ARTICLE V h
                                               COVENANTS OF SELLER h

     Between the date of this Agreement and the Closing Date, Seller shall, and shall cause the Company to:

     5.1 Management of the Company. Operate the Business in a prudent manner consistent with past practices, and in the usual and ordinary course, and use its best efforts to preserve the goodwill of suppliers, distributors, sales representatives, customers, creditors and others having business relationships with the Company, and shall safeguard and preserve the confidentiality of all books, records and information relating to the Company in a prudent manner consistent with past practices.

     5.2 Accounting Practices. Refrain from making any change in the accounting practices or procedures governing the Company and its financial statements and reporting.

     5.3 Stock Restrictions. Refrain from delivering, pledging, encumbering, selling, or otherwise disposing of any of the Shares, or issuing, redeeming or repurchasing any shares of the Stock, or granting, issuing, selling, purchasing or disposing of any option, warrant or right to acquire any shares of the Stock, or making, paying, or issuing, granting or entering into any agreements, arrangements, warrants, calls, options, convertible rights, splits, combinations, reclassifications or other rights (vested or contingent) in respect of or to acquire any of the Stock. The Company may distribute to Seller prior to the Balance Sheet Date up to one hundred percent (100%) of the earnings of the Company that are taxable to Seller on account of the Company's status as a Subchapter "S" corporation through the Balance Sheet Date and consistent with the Financial Statements and Closing Financial Statements, but in no event shall such distribution cause the net worth of the Company to be less than Zero and 00/100 Dollars ($0.00) calculated under generally accepted accounting principles consistently applied.

     5.4 Reorganization. Refrain from acquiring or agreeing to acquire by merger or consolidation, purchase of capital stock or assets, or by any other manner, any business, corporation, partnership or other business unit, division or organization.

     5.5 Maintaining Assets. Except as approved in advance by Purchaser, maintain the fixed Assets in good condition, repair and working order, normal wear and tear excepted; and refrain from (a) making or permitting any sales, transfers or dispositions of any of the Assets (other than Inventory in the ordinary course of business); (b) entering into any contracts (including employment agreements), leases, or commitments (including the purchase of capital assets), or any amendments or modifications to contracts, leases or commitments existing at the date of this Agreement, involving the Business or the Assets, other than those in the ordinary course of business, and other than those that can be terminated without obligation or penalty at the Closing; (c) taking or permitting any action or entering into or permitting any contract or agreement prohibited by Section 3.9 of this Agreement; and (d) compromising any claim of the Business other than in the ordinary course of business.

         5.6 Encumbrance of Assets. Refrain from mortgaging, pledging or subjecting to any mortgage, pledge, lien, charge or other encumbrance any of the Assets other than in the ordinary course.

     5.7 Compensation. Except for such distributions to Seller that are authorized hereunder, refrain from making or permitting any increase in the compensation or benefits payable or to become payable to any of the directors, officers, employees or agents of the Company, or making any new bonus payment or arrangement or benefit to or with any of them, or hiring any additional employees other than in the ordinary course of business.

     5.8.Insurance. Have in effect and maintain at all times all insurance now in force relating to the Company, the Business and the Assets.

     5.9 Preserve Organization. Use its best efforts to preserve the business organization of the Company intact, and to keep available the services of the present officers and employees of the Company.

     5.10 Access to the Records of the Company. Allow Purchaser, its representatives, attorneys and accountants to continue to have reasonable access to the records and files, audits, facilities and employees of the Company relating to the Company, the Business and the Assets, as well as all information relating to taxes, commitments, contracts, titles and financial condition of; or otherwise pertaining to, the Company. The Company agrees to cause its accountants and attorneys to cooperate with Purchaser and its attorneys and accountants in making available all financial information concerning the Company as is requested, and Purchaser and its attorneys and accountants shall have the right to examine all working papers pertaining to the financial condition of the Company relating to the Company, the Business and the Assets, provided that such examinations shall be designed to cause minimal disruption to the Company, the Business and work force, and in any event, shall be undertaken with reasonable prior notice and during normal business hours of the Company.

     5.11 Consents and Approvals. Use its best efforts to file and obtain all government authorizations and approvals and permits necessary to enable the consummation of the Transactions without causing the discontinuation or termination of any permits maintained by the Company. Use its best efforts to obtain all necessary approvals and consents of third parties to the Contracts to the consummation of the Transactions.

     5.12 Fulfill Closing Conditions. Use its best efforts to take, or to cause to be taken, all action reasonably necessary or appropriate to cause each of the conditions set forth in Articles VII and VIII to be fulfilled on or prior to the Closing Date.

     5.13 Taxes. File and pay when due all Federal, state, local and foreign income, franchise and other taxes of the Company, including any taxes on or arising out of the Transactions. Refrain from taking any action to terminate or revoke its Subchapter "S" corporation election before the Closing Date.

     5.14 Financial Reports. Provide Purchaser with (i) copies of any financial reports and statements prepared by the Company in the ordinary course of its business, to be provided promptly after they become available; (ii) cumulative and monthly management reports of the Business (including statements of revenues and expenses), to be provided within 30 days following the end of each month; and (iii) written notice immediately upon any significant change in the Business's prospects, deviations from the ordinary course of business, or any other event that represents a material adverse change in the prospects of the Business, or the financial position or operations of the Company.

     5.15 Articles or Certificate of Incorporation and By-Laws. Refrain from amending the Articles or Certificate of Incorporation or By-Laws of the Company except as may be required to effect the terms and conditions of this Agreement.

     5.16 Damage or Destruction of Assets. Notify Purchaser immediately in the event of any damage to or destruction of any material Assets.

     5.17 No Shop. Refrain, and cause the Company's officers, directors, employees, agents and Affiliates to refrain, from initiating or entering into any negotiations or soliciting or discussing or encouraging (including by way of furnishing non-public information) any offer or proposal regarding the sale, direct or indirect, of any of the Shares; the sale, direct or indirect, of any of the Assets (other than Inventory in the ordinary course of business); the issuance of any of the Stock or any options, warrants, or rights to acquire capital stock of the Company; or any merger, consolidation or similar transaction involving the Stock or the Shares or any of the Assets; with any party other than Purchaser or an Affiliate of Purchaser. Seller shall promptly notify Purchaser of any such proposal or offer, or any inquiry or contact with any person with respect thereto, and the terms thereof.

     5.18 Confidentiality. Continue, and cause the Company's officers, directors, employees, agents and Affiliates to continue, to observe, perform, and comply with those certain terms of confidentiality set forth in the Letter of Intent dated September 22, 1997, executed on September 26, 1997, by the Company.

5.19 Plans. Refrain from modifying, canceling or establishing any Employee Benefit Plan.

                                                    ARTICLE VI
                                              COVENANTS OF PURCHASER

     Between the date of this Agreement and the Closing Date, Purchaser shall:

     6.1 Fulfill Closing Conditions. Use its best efforts to take, or cause to be taken, all action reasonably necessary or appropriate to cause each of the conditions set forth in Articles VII and VIII to be fulfilled on or prior to the Closing Date.

     6.2 Consents and Approvals. Use its best efforts to file and obtain approval of all necessary documentation, and to obtain all necessary approvals of third parties and of appropriate governmental regulatory authorities, with respect to the Transactions.

     6.3 Confidentiality. Continue, and cause Purchaser's officers, directors, employees, agents and Affiliates to continue, to observe, perform, and comply with those certain terms of confidentiality set forth in the Letter of Intent dated September 22, 1997.

                                                    ARTICLE VII
                                   CONDITIONS PRECEDENT TO CLOSING BY PURCHASER

     Purchaser shall not be required to proceed on the Closing Date with the Transactions contemplated by this Agreement unless the following conditions precedent shall have been fulfilled and satisfied, or shall have been waived in writing by Purchaser:

     7.1 Representations and Warranties. Each of the representations and warranties of Seller contained herein shall be true and correct as of the date of this Agreement, and shall also be true and correct as of the Closing Date as if then originally made.

     7.2 Covenants. Seller shall have complied with each of the covenants required of him on or prior to Closing.

     7.3 Seller's and Officers' Certificate. Seller shall have delivered to Purchaser a certificate of Seller, and a certificate of the President and Chief Financial Officer of the Company, dated the Closing Date, certifying to the best of the knowledge and belief of such persons and in such detail as Purchaser reasonably requests to the accuracy of Seller's representations and warranties contained herein, and to the fulfillment of Seller's covenants and the conditions precedent to Purchaser's obligations to consummate the Transactions contemplated by this Agreement ("Seller and Company Certificate").

     7.4 Good Standing. Seller shall have delivered to Purchaser a certificate of good standing for the Company from the State of Connecticut.

     7.5 Legal Opinion. Seller shall have delivered to Purchaser a legal opinion, in substantially the form attached hereto as Exhibit 7.5, from counsel to Seller ("Seller's Opinion").

     7.6 Governmental Approvals. Seller, the Company and/or Purchaser, as the case may be, shall have received all governmental and regulatory consents, non-objections or permits from all Federal, state, local and foreign governmental authorities necessary to permit Seller, Purchaser, and the Company to consummate the Transactions, and to enable the Company to conduct the Business after the Closing Date in all material respects as the Company conducted such Business on the date of this Agreement.

     7.7 Material Adverse Change. There shall have been no material adverse change (or changes which in the aggregate are materially adverse) since the date hereof in the financial condition, results of operations, Assets, Business, prospects or products and services provided by the Company, whether by reason of change in government regulation or action or otherwise.

     7.8 Bankruptcy. Neither the Company nor Seller shall be the subject of a petition for bankruptcy, reorganization or liquidation under the Federal bankruptcy laws, or under state or foreign insolvency laws, nor shall an assignment for the benefit of creditors or any similar protective proceeding or act or event of bankruptcy have occurred.

     7.9 Due Conveyance: Consents. The Shares, at Closing, will be conveyed and assigned to Purchaser free and clear of all liens, charges, encumbrances and third party adverse claims, and all necessary consents of other parties to transfer of the Shares and the Contracts, shall have been obtained without burdensome limitations or conditions.

     7.10 Lawsuits. No action, suit or proceeding shall have been instituted or threatened before a court, arbitration panel or governmental body with respect to the Transactions, and no regulatory enforcement proceeding shall be pending before any governmental agency or body with respect to the Transactions.

     7.11 Environmental Audit. The parties acknowledge hereby that a phase one environmental audit has been performed of the Current Property the results of which have been received by Purchaser.

     7.12 Debt. Except as contemplated by this Agreement, at the Balance Sheet Date the Company shall have no debt, other than trade accounts, employee and tax accruals incurred in the ordinary course of business.

     7.13   Resignations.   All  the  current   directors,   officers  and  plan
administrators of the Company shall have resigned in writing effective upon the Closing.

     7.14 Non-Fulfillment Date. In the event that one or more of the foregoing conditions in this Article VII is not fulfilled as of November 21, 1997, (the "Non-Fulfillment Date"), Purchaser may, upon notice to the Company and on or prior to the Closing Date, elect either (i) to waive the condition and proceed to Closing; or (ii) not to consummate the Transactions and terminate this Agreement without any further liability on the part of either of the Parties, except that the foregoing shall not relieve either of the Parties from liability for damages actually incurred as a result of any breach of this Agreement.

     7.15 Employment Agreement. Seller and the Company shall have executed and delivered effective upon the Closing Date, an employment agreement on terms and conditions acceptable to Purchaser substantially in the form of Exhibit 7.15 attached hereto (the "Employment Agreement").

     7.16 Consulting Agreement. Seller and Purchaser shall have executed and delivered a consulting agreement on terms and conditions acceptable to the Parties substantially in the form of Exhibit 7.16 attached hereto (the "Consulting Agreement").

     7.17 Lease. Seller and the Company shall have executed and delivered a lease of the Current Property on terms and conditions acceptable to the Parties substantially in the form of Exhibit 7.17 attached hereto (the "Lease").

     7.18 Sales Representative Agreement. The Company and Stamp One shall have executed and delivered a Sales Representative Agreement on terms satisfactory to Purchaser.

     7.19 Estimated Financial Statements. Seller shall have delivered to Purchaser the Estimated Financial Statements in accordance with Section 2.4 hereof.

                                                   ARTICLE VIII
                                   CONDITIONS PRECEDENT TO CLOSING BY THE SELLER

     Seller shall not be required to proceed on the Closing Date with the Transactions contemplated by this Agreement unless the following conditions precedent shall have been fulfilled and satisfied, or shall have been waived in writing by Seller:

     8.1 Representations and Warranties. Each of the representations and warranties of Purchaser contained herein shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if then originally made.

     8.2 Covenants. Purchaser shall have complied with each of the covenants required of it on or prior to Closing.

     8.3 Officers Certificate. Purchaser shall have delivered to Seller a certificate of its President and Chief Financial Officer, dated the Closing Date, certifying to the best of the knowledge and belief of such officers and in such detail as Seller reasonably requests to the accuracy of Purchaser's representations and warranties contained here in, and to the fulfillment of Purchaser's covenants and the conditions precedent to Seller's obligations to consummate the Transactions contemplated by this Agreement ("Purchaser's Certificate').

     8.4 Good Standing. Purchaser shall have delivered to Seller a certificate of its good standing from the State of Delaware.

     8.5 Legal Opinion. Purchaser shall have delivered to Seller a legal opinion, in substantially the form attached hereto as Exhibit 8.5, from counsel to Purchaser. ("Purchaser's Opinion").

     8.6 Governmental Approvals. Seller, Purchaser and/or the Company, as the case may be, shall have received the any necessary governmental and regulatory consents, non-objections or permits necessary to permit the Parties to consummate the Transactions.

     8.7 Bankruptcy. Neither Purchaser nor its parent shall be the subject of a petition for reorganization or liquidation under the Federal bankruptcy laws, or tinder state insolvency laws, nor shall an assignment for the benefit of creditors or any similar protect i'.~ proceeding or act or event of bankruptcy have occurred.

     8.8 Lawsuits. No action, suit or proceeding shall have been instituted or threatened before a court. arbitration panel or governmental body with respect to the Transactions, and no regulatory enforcement proceeding shall be pending before any governmental agency or body with respect to the Transactions.

     8.9 Corporate Authorizations. There shall have been obtained, by means in conformity with all applicable provisions of Delaware law, the approval of Purchaser's Board of Directors to the Transactions.

     8.10 Non-Fulfillment Date. In the event that one or more of the foregoing conditions in this Article VIII is not fulfilled as of the Non-Fulfillment Date, Seller may, upon notice to Purchaser and on or prior to the Closing Date, elect either (i) to waive the condition and proceed to Closing; or (ii) not to consummate the Transactions and terminate this Agreement without any further liability on the part of either of the Parties, except that the foregoing shall not relieve either of the Parties from liability for damages actually incurred as a result of any breach of this Agreement.

          8.11 Environmental Report. Seller shall have received a copy of the Purchaser's environmental report conducted by Purchaser prior to the Closing.

          8.12 Employment Agreement. Seller and the Company shall have executed and delivered effective upon the Closing Date, the Employment Agreement on terms and conditions acceptable to Seller.

          8.13  Consulting  Agreement.  Seller  and  the  Purchaser  shall  have
executed  and  delivered   effective  upon  the  Closing  Date,  the  Consulting
Agreement.

          8.14 Lease. Seller and the Company shall have executed and delivered effective upon the Closing Date, the Lease.

          8.15 Guaranty of the Employment Agreement, and the Lease by Formtek, Inc. Seller shall have received from Formtek, Inc. a guaranty of the Company's obligations under the Employment Agreement in the form that is included on
Exhibit 7.15,  and of the Lease,  the guaranty of the Lease to be in the form of
Exhibit 8.15 attached hereto.


                                                    ARTICLE IX
                                                      CLOSING

     The actual consummation of the Transactions contemplated by this Agreement (the 'tClosing") shall take place on November 3, 1997 at 9 a.m. at the offices of Rogin, Nassau, Caplan, Lassman & Hirtle, LLC, Hartford, Connecticut or such other date or at such other place as shall be otherwise agreed by the Parties (the "Closing Date").

                                                     ARTICLE X
                                            OBLIGATIONS AT THE CLOSING

     10.1        Seller's Obligations. At the Closing, Seller shall deliver to
                 Purchaser:

                  10.1.1  The  Seller  and  Company  Certificate,   or,  if  any
representation or warranty of Seller is untrue or incorrect, specifying the respect in which it is untrue or incorrect or, if any such covenant or condition is unfulfilled, specifying the respect in which it is unfulfilled;

                  10.1.2   Seller's Opinion;

                  10.1.3 The certificates representing all of the Shares, together with appropriate stock powers or forms of transfer in a form satisfactory to Purchaser and executed by Seller selling, assigning and transferring such certificate(s) to Purchaser, free and clear of any liens, claims, options, encumbrances or restrictions of any nature whatsoever; and


     10.2 Purchaser's Obligations. At the Closing Purchaser shall deliver to Seller:

                  10.2.1 Purchaser's Certificate, or, if any such representation or warranty of Purchaser is untrue or incorrect, specifying the respect in which it is untrue or incorrect, or, if any such covenant or condition is unfulfilled, specifying the respect in which it is unfulfilled;

          10.2.2 A copy of resolutions adopted by the Board of Directors of Purchaser, certified by its Secretary, authorizing or ratifying the execution and delivery of this Agreement and the performance by Purchaser of its respective obligations hereunder;

          10.2.3   Purchaser's Opinion;

                  10.2.4   The executed Escrow Agreement ;

                  10.2.5    [Intentionally left blank].

                  10.2.6 Current funds payable as Purchase Price in the amounts and to the entities as set forth and specified in Section 2.2 of this Agreement.

     10.3 Joint Obligations. The Parties shall execute the Purchase Price Allocation substantially in the form of Exhibit 12.17 attached hereto.

                                                    ARTICLE XI
                    FURTHER COVENANTS OF SELLER AND PURCHASER

     Seller and Purchaser shall, as described below, each perform the indicated tasks designated to be performed by them:

     11.1 Joint Notice. After the Closing, Seller and Purchaser shall cooperate, to the extent practicable and reasonable, in giving joint notice of the consummated Transactions to each customer, creditor, distributor, sales representative and supplier of the Business.

     11.2 Further Assurances. Seller agrees that, from time to time and without further consideration, he will execute and deliver such further documents and take such other action as Purchaser may require more effectively to transfer to and vest in Purchaser and put Purchaser in possession of the Shares and all rights, title and interest therein.

     11.3 Contracts. If any of the Contracts require the consent of a third party in order not to be discontinued or terminated due to the transfer of Shares consummated hereunder, and such consent cannot be obtained prior to Closing despite the Parties' best commercial efforts, the Parties shall continue to use their best efforts to obtain the third party's consent after the Closing Date.

         11.4 Profit Sharing and Christmas Bonus. Notwithstanding anything in the Agreement to the contrary, the Company's normal method of accounting and generally accepted accounting principles, the Parties agree that (i) on the Estimated Financial Statements and Closing Financial Statements, the Company shall accrue an amount equal to ten-twelfths (10/12) of (a) one week's pay for each current eligible employee (the "Christmas Bonus") and (b) the maximum amount allowed for the employer's contribution to the Company's profit sharing plan for 1997 (the "Profit Sharing Contribution"); (ii)after the Closing, Purchaser shall cause the Company to accrue on the books and records of the Company an amount equal to two-twelfths (2/12) of (a) the Christmas Bonus and
(b) the Profit Sharing Contribution; and (iii) Purchaser shall cause the Company to pay the Christmas Bonus and a turkey to each employee before December 25, 1997 and to make the Profit Sharing Contribution in accordance with the requirements of the Profit Sharing Plan.
                                                    ARTICLE XII
                                                    TAX MATTERS

     12.1 Certain Definitions. For purposes of this Article XII, "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, sales, use, ad valorem, value-added, franchise, withholding, "tollgate", payroll, employment, excise, property or similar taxes, assessments, duties, fees, levies or other governmental charges (including, without limitation, any liability for taxes arising from a consolidated or Subchapter "S" return and imposed by Treasury Regulations section 1.150 6) together with any interest thereon, penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts.

     12.2        Tax Indemnification

                  12.2.1 Notwithstanding any other provision of this Agreement and except if otherwise reserved for or accrued on the Financial Statements or Closing Financial Statements, Seller hereby agrees to indemnify Purchaser against and hold it harmless from (i) all liability for Taxes of the Seller and the Company attributable to taxable years or periods ending on or before the Balance Sheet Date and, in the case of taxable years or periods beginning before and ending after the Balance Sheet Date, the portion of such years or periods ending at the close of business on the Balance Sheet Date (the "Pre-Closing Tax Period"), (ii) all liability whenever incurred for Taxes of Seller, and (iii) any liability resulting from a failure of Seller to fulfill his obligations under this Article XII.

                  12.2.2 Notwithstanding any other provision of this Agreement, Purchaser hereby agrees to indemnify Seller against and hold him harmless from
(i) any liability for Taxes of the Company attributable to any taxable periods or portions thereof commencing after the Pre-Closing Tax Period; (ii) any liability resulting from a failure of Purchaser to fulfill its obligations under this Article XII; (iii) any liability for Taxes, on account of, resulting from or attributable to any elections of Purchaser not consented to by Seller, or even if made jointly or consented to, if not accepted by the taxing authority or if revoked or terminated whether by Purchaser or any taxing authority; and (iv) any liability resulting from a failure of Purchaser to timely pay any taxes of the Company.

     12.3 Closing of Taxable Period. Seller agrees to cause the Company upon consultation with Purchaser to file all appropriate Federal, state, local and foreign tax returns (the "Tax Returns") on the basis that the relevant taxable period ended as of the close of business on the Balance Sheet Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

     12.4 Preparation and Filing of Tax Returns by Seller. Seller shall prepare and timely file or shall cause the preparation and timely filing of all appropriate Tax Returns (including reporting the sale of assets under Section 338(h)(10) as set forth in Section 12.17 below) that include, on a consolidated or any other basis, the income of the Company for all periods ending on or before the Balance Sheet Date for those jurisdictions which permit or require a short period tax return ending as of th close of business on the Balance Sheet Date unless another date is otherwise required by the jurisdiction. Purchaser will cooperate with Seller in making available to him any records necessary to enable him to comply with this Section 12.4. At the request of Seller, Purchaser shall cause the Company to grant a Power of Attorney to such persons as Seller may designate to file such Tax Returns in the name of the Company.

     12.5 Preparation and Filing of Tax Returns by the Company. Purchaser and/or the Company shall prepare and timely file or shall cause the preparation and timely filings of (i) all Tax Returns with those jurisdictions not allowing a short period Tax Return ending as of the close of business on the Balance Sheet Date and (ii) all other Tax Returns of any kind with respect to Company that are due after the Balance Sheet Date (other than Tax Returns to be filed by Seller pursuant to Section 12.4). Seller will cooperate with Purchaser and the Company in making available to Purchaser any records necessary to enable Purchaser and the Company to comply with this Section 12.5. For all tax periods commencing after the Balance Sheet Date, Purchaser and the Company shall have responsibility for the preparation and filing of all Tax Returns relating to the assets, operations and income of the Company.

     12.6 Payment of Taxes by Seller Directly to Taxing Authorities. Except as provided in Section 12.7, and except if reserved or accrued for in the Financial Statements or Closing Financial Statements, Seller shall pay or cause to be paid all Taxes due with respect to Tax Returns which he is required to file pursuant to Section 12.4.

     12.7  Payment  of Taxes by  Seller  to  Purchaser.  Except  as set forth on
Schedule 12.7 attached hereto, with respect to any jurisdiction which does not permit or require a short period Tax Return ending as of the close of business on the Balance Sheet Date, Seller shall compute or cause to be computed the Tax liability which would be reflected on any Tax Return for the Company for that jurisdiction for the period through and including the Balance Sheet Date (as if such a short taxable period existe and a return was permitted or requested in respect thereof), and Seller shall pay such amount (less any estimated tax payments paid prior to the Closing Date and/or less any amount reserved for or accrued in the Financial Statements or Closing Financial Statements) to Purchaser or the Company on or before the due date, including extensions for the payment of taxes to such jurisdiction with respect to the Tax Return to be filed by Purchaser and/or Company. In the event that any overpayment from a period through and including the Balance Sheet Date that is not reflected on the Financial Statement or Closing Financial Statements is received or credited to a tax year that includes or is subsequent to Balance Sheet Date, Purchaser shall promptly pay or cause to be paid such amount to Seller. Any tax credits and any exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a per diem basis unless some other method is required b the Company's normal method of accounting or a taxing jurisdiction.

     12.8       [Intentionally left blank].

     12.9 Cooperation in Preparing and Filing Returns. Seller and Purchaser shall, and Seller and Purchaser shall cause the Company to, cooperate fully with each other in connection with the preparation and filing of the Tax Returns or other tax returns, including but not limited to the furnishing or making available of records, books of account and any other information necessary for the preparation of any tax returns. Purchaser shall, and Purchaser shall cause the Company to, provide Seller with completed Tax Returns or tax return information packages for the Company including, but not limited to, all supporting documentation as required in prior years within one hundred twenty
(120) days after the Closing Date, for taxable periods ending on or prior to or including but not ending on the Balance Sheet Date. Seller shall furnish Purchaser with completed Federal and state Tax Returns or with pro-forma returns for the Company by the earlier of ninety (90) days after receipt of all information required for the proper completion of such returns or on or before thirty (30) days prior to the due date of such returns.

     12.10       [Intentionally Left Blank.]

     12.11 Transfer Taxes. Seller shall be liable for any stock transfer, conveyance, stamp and other taxes arising from the sale, assignment and transfer of the Shares.

     12.12 Negotiation Settlement or Contest of Tax Disputes. Seller and his duly appointed representatives shall have the sole right to supervise or otherwise coordinate any tax examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claim for refund of Taxes (a "Tax Claim") for taxable periods ending on or before the Balance Sheet Date. In addition, Seller shall be entitled to participate at his expense in the defense of any Tax Claim relating to any year or period that includes the Balance Sheet Date for which Seller may be required to pay amounts to Purchaser and/or the Company pursuant to this Article XII, and with the written consent of Purchaser and/or the Company (which consent shall not be unreasonably withheld), subject to Section 12.2 hereof; and at Seller's sole expense, may assume the entire defense of such Tax Claim including the right to negotiate, resolve, settle or contest the Tax Claim. In this event, Purchaser an the Company will execute any documents, including a power of attorney, that may be necessary or required for Seller to assume the defense, negotiate, resolve, settle or contest the Tax Claim. Purchaser shall not, and shall not allow the Company to, settle any Tax Claim for a year or period ending on or before the Balance Sheet Date without the consent of Seller (which consent shall not be unreasonably withheld) if with respect to such claim, Seller would be required to pay amounts to Purchaser and/or the Company pursuant to this
Article XII.

     12.13 Cooperation in Connection with Examinations. Purchaser shall, and shall cause the Company to, give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action, proceeding, investigation or audit with respect to any Tax Return for any period or portion thereof ending on or before the Balance Sheet Date that including the operations, income or assets of the Company, describing in reasonable detail the facts pertaining thereto and the amount or an estimate of the amount of the liability arising therefrom includes copies of all documents. Seller and Purchaser shall, and the Purchaser shall cause the Company to, cooperate fully in any such action by furnishing or making available records, books of account or other materials or taking such other actions as may be necessary or helpful for the defense against the assertions of any taxing authority as to any consolidated, combined or separate Tax Return for such periods.

     12.14 Assignment of Tax Refunds. Purchaser shall, and shall cause the Company to, pay over to Seller promptly upon receipt all Tax refunds, including interest, relating to the Company with respect to any taxable year or period ended as of or prior to the close of business on the Balance Sheet Date whether received directly or applied as credits against other tax liabilities but only if the Tax refunds were not reflected as assets on the Closing Financial Statements.

     12.15 Records Retention. Seller shall retain, and Purchase shall cause the Company to retain, full and complete records for all tax periods which remain subject to audit by action of statute or waiver for all periods or portions thereof through and including the Balance Sheet Date. To the extent that such records are currently maintained in both a hard copy and an electronic media format, the Parties agree to cause both such types of records that pertain to the income or operations of the Company prior to the close of business on the Balance Sheet Date to be retained by Company and not to be destroyed without prior written approval of Seller or Purchaser, as the case may be. The Parties agree to cause the Company to enter into such record retention agreements as may be requested by the Internal Revenue Service with respect to all tax periods ending on or prior to the Balance Sheet Date.

     12.16        [Intentionally left blank].

     12.17        Section 338(h)(10) Election

            (a) Seller and Purchaser agree to execute Internal Revenue Service Form 8023-A and to jointly and timely file an election under Section 338(h)(l0) of the Internal Revenue Code (the "Code"), and any comparable election, under applicable state or local tax laws that provide for an election comparable to a Code Section 338(h)(l0) election, with respect to the purchase of the Shares. Seller and Purchaser shall cooperate fully with each other to take all necessary and appropriate actions to accomplish the completion and filing of such election
in  accordance   with  the   provisions  of  Treasury   Regulations   Section  1
 .338(h)(l0)-l and the provision of applicable state or local tax laws and regulations.

                   (b) When the joint election is made under Section 338(h)(l0) of the Code with respect to the purchase of the Shares, Purchaser and Seller agree that the Purchase Price reflects the fair market value of the assets of the Company deemed sold pursuant to such election and the Purchase Price shall be allocated among the assets as set forth in Exhibit 12.17 (the "Purchase Price Allocation") delivered by the Parties at Closing as modified if applicable pursuant to the Memorandum of Understanding. Purchaser agrees to report or cause the Company to report, and the Seller agrees to report, the deemed sale of the Company's assets in a manner consistent with the Purchase Price Allocation issued pursuant to this Section 12.17.

           (c) Seller and Purchaser each acknowledge that each has independently consulted with its own respective tax advisors concerning the tax consequences of an election under Section 338(h)(10) of the Code, and neither Party shall have any recourse against the other with respect to the actual tax effects thereof under this Agreement, except that Purchaser hereby agrees to indemnify Seller against, hold him harmless from and reimburse him for any adverse tax liability whatsoever and wherever incurred on account of, resulting from or attributable to the Section 338(h)(10) election required under this Agreement, including but not limited to, any liability for Taxes on account of, resulting from or attributable to a change in any allocations of the Purchase Price as set forth in Exhibit 12.17 whether such change is due to the act of Purchaser or any taxing authority.

                  (d) Seller and Purchaser agree that the obligations specified in this Section 12.17 shall be modified as necessary to reflect adjustments to the Purchase Price, if any, and such adjustments shall be made pursuant to the provisions of Treasury Regulations section 1.338(b)-3T, as well as other relevant provisions of Section 338 of the Code and the regulations thereunder. Moreover, Purchaser shall prepare revisions to Exhibit 12.17 hereto to reflect such adjustments and shall timely forward such revised exhibit to Seller. Purchaser and Seller further agree to timely make all filings as may be required by any or all of them by any relevant taxing jurisdictions to reflect such adjustments and to file all tax returns in a manner consistent with such adjustments.

                   (e) In addition to their obligations under the foregoing subsections, Seller and Purchaser shall, and Seller and Purchaser shall cause the Company and their Affiliates to, cooperate fully with each other in connection with the preparation and filing of all Tax Returns relating to the Company, including but not limited to the furnishing or making available of records, books of account and any other information necessary for the preparation of such tax returns.

                   (f) Without limiting the effect of this Section 12.17, if no joint election is made under Section 338(h)(l0) of the Code with respect to the purchase of the Shares through the acts or omissions of Purchaser, Purchaser shall be liable for and hereby agrees to indemnify Seller for any and all liability for Taxes imposed on Seller attributable, directly or indirectly, to any elections made by Purchaser pursuant to Section 338(g) of the Code.

                  (g) Seller shall attach Internal Revenue Service Form 8023-A, executed by Seller and Purchaser, to the Company's Federal income tax return for the taxable year which ends on the Balance Sheet Date. Purchaser shall attach Internal Revenue Service Form 8023-A, executed by Seller and Purchaser, to its Federal income tax return for the taxable year which includes the Closing Date.

                  (h) In the event that Seller fails to take any action required under this Section 12.17 or breaches any covenant hereof that causes any materially adverse tax consequences to the Purchaser or the Company and the failure to act which causes the tax consequence was not caused by, resulted from any action of, or attributable solely to the Purchaser or the Company, then Seller shall be liable for and hereby agree to indemnify Purchaser for any and all liability for additional taxes imposed on Purchaser or the Company attributable, directly or indirectly, thereto.

     12.18 Survival. All rights and obligations provided for in this Article XII shall remain in force notwithstanding any other provision of this Agreement until sixty (60) days after the expiration of the applicable statutes of limitation, except in the event of termination of this Agreement pursuant to
Section 7.14 or Section 8.10.

     12.19 Priority of Article. In the event of a conflict between the provisions of this Article XII and any other provision of this Agreement, the provisions of this Article XII shall control.

          12.20 Covenants of Purchaser. From and after the Closing, Purchaser shall not, and shall cause the Company not to, take any of the following actions: (a) change or attempt to change the Company's accounting method or tax year; (b) change or attempt to change any tax return attributable to periods prior to and including the Balance Sheet Date; (c) make, change, revoke, terminate or attempt to make, change and revoke or terminate any election that would affect any tax period prior to and including the Balance Sheet Date; and
(d) enter into any agreements or waivers or extensions of any statutes of limitations for any tax period prior to and including the Balance Sheet Date without the prior consent of the Seller.

                                                   ARTICLE XIII

                                            [Intentionally left blank]


                                                    ARTICLE XIV
                                       EXPENSES WITH RESPECT TO TRANSACTION

     Except as otherwise set forth in this Agreement, Seller agrees that he will cause the Company to pay or accrue all fees, costs and expenses incurred by him in connection with the Transactions and the Closing thereof; including, without limitation, the fees and expenses of his attorneys, accountants and other persons, and no portion thereof shall be paid by Purchaser. Purchaser agrees that it will pay all fees, costs and expenses incurred by it in connection with the Transactions and the Closing thereof; including, without limitation, the fees and expenses of its attorneys, accountants and other persons, and no portion thereof shall be paid by Seller. Notwithstanding the foregoing, Seller and Purchaser shall share equally any fees of filings required to be made to governmental agencies in connection with the Transactions.

                                                    ARTICLE XV
                                                      BROKERS

     Each of the Parties hereby agrees to indemnify and save and hold harmless the other Party, its shareholders, directors and officers from and against any and all claims, losses, damages, costs or expenses of any kind or character (including attorneys' fees) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such party with any broker or finder in connection with this Agreement or the Transactions.

                                                    ARTICLE XVI
                                                  INDEMNIFICATION

16.1      Mutual Indemnification

                  16.1.1 Notwithstanding any other provisions of this Agreement, from and after the Closing, Seller and his heirs, executors, successors, permitted assigns and personal representatives hereby indemnify Purchaser, its Affiliates, successors and assigns, and agrees to hold Purchaser, its Affiliates, successors and assigns, harmless from all Losses (as hereinafter defined) resulting from a breach by Seller of any representation, warranty, covenant or agreement under this Agreement or the Closing documents, subject to the provisions set forth in Sections 16.1.7 and 16.1.8 of this Agreement. .

                   16.1.2 From and after the Balance Sheet Date, Purchaser, on behalf of its Affiliates and its successors and assigns, hereby indemnifies Seller, his heirs, executors, successors, permitted assigns, and personal representatives, and agrees to hold Seller, his heirs, executors, successors, permitted assigns and personal representatives, harmless from all Losses resulting from (i) a breach by Purchaser of any representation, warranty, covenant or agreement under this Agreement or the Closing documents, or (ii) any liabilities arising after the Balance Sheet Date relating to the transfer of the Shares and concomitant ownership and control of the Company.

                   16.1.3 As used in this Agreement, the term "Indemnifying Party" shall mean the person or persons against whom a party (the "Indemnified Party") makes a claim for indemnification hereunder.

                   16.1.4 The Indemnified Party shall give written notice to the Indemnifying Party of any claim or event known to it which does or may give rise to a claim by the Indemnified Party against the Indemnifying Party based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof; to the extent known. Such notice shall be given in accordance with
Article XVII hereof. The giving of such notice shall be a condition precedent to any liability of th Indemnifying Party hereunder. Such notice shall be given reasonably promptly, but the fact that the Indemnified Party failed to give notice with reasonable promptness shall not defeat a claim made pursuant hereto except to the extent that the Indemnifying Party can establish that it has been injured by such delay.

                   16.1.5 In the event of any claim, action, suit or proceeding made or brought by third parties against the Indemnified Party, the Indemnified Party shall give written notice as described in Section 16.1.4 above of such claim, action, suit or proceeding with a copy of the claim, process and all legal pleadings with respect thereto. After notification, the Indemnifying Party shall participate in, and jointly with any other Indemnifying Party similarly notified, assume the defense thereof; with counsel reasonably satisfactory to such Indemnified Party at the time of such assumption. The Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as incurred, unless (1) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party, or (2) the Indemnifying Party shall not in fact have employed counsel to assume the defense of such action reasonably satisfactory to the Indemnified Party at the time of the Indemnifying Party's assumption of the defense. If clause (2) of the preceding sentence shall be applicable, then counsel for the Indemnified Party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the Indemnified Party. The Indemnified Party and the Indemnifying Party, as the case may be, shall be kept fully informed of such claim, action, suit o proceeding at all stages thereof whether or not such party is represented by its own counsel.

                   16.1.6 As used in this Agreement, "Losses" means any and all claims, demands, costs, losses, damages and liabilities. The term "Losses" includes reasonable attorneys' fees and costs incurred in the investigation and defense of a claim, demand, cost, loss or liability, provided however that the term "Losses" does not include remuneration to the Indemnified Party's employees for time spent investigating or litigating any claim or demand. With respect to environmental matters, th term Losses also includes hazardous substances removal, remedial activity or response action required by any Environmental Law, required by judicial order or approved settlement or by order of or agreement with any governmental authority, or requested by or for Sellers, or their Affiliates.

                  16.1.7 The representations and warranties of Seller set forth in Article III of this Agreement and the covenants of Seller wherever set forth in this Agreement shall survive Closing for 18 months from the Closing Date except Sections 3.1, 3.2 and 3.3 shall survive closing forever. The representations and warranties of the Purchaser set forth in Sections 4.1 and
4.2 and the covenants of Purchaser wherever set forth in this Agreement shall, unless otherwise provided herein, survive Closing forever, that set forth in
Section 4.3 shall survive for a period of 36 months from the Closing Date and that set forth in Section 4.4 shall not survive the Closing. Any claim for indemnification must be made within such periods or shall thereafter be barred.

                  16.1.8 Except for any claim on account of the late filing of Forms 5500 C/R for the Company's Premium Conversion Plan, no claim for indemnification against Seller pursuant to this Agreement or otherwise shall be made unless such claim for indemnification or portion thereof (the "Triggering Claim"), which when added to the aggregate amount of all prior claims, exceeds the amount of Seventy-five Thousand Dollars ($75,000.00) and then only for the amount in excess of $75,000.00. In addition, the indemnification provisions contained in this Agreement as against Seller shall further be limited in that except for claims pursuant to Paragraphs 3.1, 3.2, 3.3 and 3.28, the aggregate of all such claims shall not exceed $500,000.00. If Purchaser's claim for indemnification exceeds $75,000.00, then Purchaser may withhold the amount of its claim that is in excess of $75,000.00 from any amount the Company owes Seller as a bonus under Paragraph 3.2 of the Employment Agreement of even dat hereof, provided, however, that the amount withheld shall not exceed $300,000.00 and shall be immediately deposited into an escrow account with an independent escrow agent under the terms of an agreement in the form attached as Exhibit
16.1.8 pending the arbitration of the claim.

     16.2 Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of each other, and any rights or remedies otherwise available.

                                                  ARTICLE XVII e
                                                     NOTICES e

     17.1 Notice. All notices and other communications required to be given under the terms of this Agreement or which any of the Parties may desire to give hereunder shall be in writing and delivered personally or sent by express delivery, or by facsimile, or by registered or certified mall, with proof of receipt, postage and expenses prepaid, return receipt requested, addressed as follows:

                   (a)     As to Purchaser, addressed to:

                           Formtek, Inc,
                           260 North Elm Street
                         Westfield, Massachusetts 01085
                         Attn.: John E. Reed, President
                              Fax: (413) 568-7428,

with a copy to:
                            R. Bruce Dewey, Esq.
                            Formtek, Inc,
                            260 North Elm Street
                         Westfield, Massachusetts 01085
                              Fax: (413) 568-7428;

or to such other address or addresses and to the attention of such other person or persons as Purchaser may from time to time designate in writing to Seller;

                   (b) As to Seller, addressed to:

                        Joseph Julian
                        23 Doe Meadow Court
                        Southington, CT  06489

with a copy to:

                        Steven D. Bartelstone, Esq.
                  Rogin, Nassau, Caplan, Lassman & Hirtle, LLC
                        CityPlace, 22nd Floor
                        Hartford, CT  06103
                        Fax:  860-278-2179

or to such other address or addresses and to the attention of such other person or persons as Seller may from time to time designate in writing to Purchaser.

     17.2 Receipt of Notice. Any notice given in accordance with this Article XVII shall be deemed to have been given when delivered personally, or when received if sent via express delivery, facsimile, or registered or certified mail, return receipt requested.

                                                  ARTICLE XVIII e
                                                   ARBITRATION e

     Any claim, dispute, suit, action, or proceeding between Purchaser and Seller relating to this Agreement, or relating to any document, instrument, or agreement delivered pursuant hereto, referred to herein, or contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement, which cannot be informally resolved between Purchaser and Seller, other than equitable claims and relief that shall be governed by Article XXIV and other methods of dispute resolution specifically referenced in other Sections hereof, shall be referred to arbitration which shall be conducted at Hartford, Connecticut in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") then in effect, as modified or supplemented herein, or as the Parties mutually agree otherwise. Notwithstanding the Commercial Arbitration Rules of the AAA, the Parties agree (a) that any arbitration shall be presided over by a panel of three arbitrators, one selected by Purchaser, one selected by Seller, and the third selected by the two previously-selected arbitrators, and each of whom shall have been admitted to the practice of law, and be in good standing or on retirement status, in any of the fifty United States, (b) that the arbitrators shall base their decision on the facts as presented into evidence and (c) that the arbitrators shall prepare a written memorandum of decision setting forth the findings of fact and conclusions of law. The decision of any two or more arbitrators shall constitute the final award rendered by the arbitrators, and judgment may be entered upon such decision in accordance with applicable law in any court of applicable jurisdiction.


                                                    ARTICLE XIX
                                    EFFECTIVENESS AND ASSIGNABILITY OF AGREEMENT

     This Agreement shall become effective when executed and delivered by Purchaser and Seller, and shall be binding in all respects upon the respective successors and permitted assigns of each of the Parties hereto. No Party hereto may assign this Agreement in whole or in part without first obtaining the written consent of the other Party, except that Purchaser may assign its rights and obligations under this Agreement to one or more Affiliates so long as Purchaser remains responsible for its performance hereunder.

                                                    ARTICLE XX
                                            ANNOUNCEMENT OF TRANSACTION

     Subject to the provisions of Section 11.1, no Party shall make a public announcement of the Transactions contemplated by this Agreement without approval of the other Party, unless required by law or by applicable stock exchange requirements, and in any event such person shall provide notice accompanied by a copy of all proposed announcements to the other Party. Nothing in this Agreement shall be construed to inhibit Purchaser from communicating with its employees nor Seller from communicating with th employees of the Company regarding this Agreement, so long as Seller or Purchaser, as the case may be, use their best efforts to make such employees comply with the confidentiality obligations contained in Section 5.18 of this Agreement.

                                                   ARTICLE XXI e
                                            COMPLETENESS OF AGREEMENT e

     This Agreement and the Schedules and Exhibits hereto and Closing documents represent the entire contract between the Parties with respect to the subject matter hereof and supersede all offers, proposals, statements, representations and agreements with respect to the subject matter hereof; including but not limited to that certain Letter of Intent dated September 22, 1997. The terms and conditions of confidentiality referenced in Section 5.18 of this Agreement shall not survive the Closing of this Agreement. The Exhibits and Schedules hereto and the Closing documents are incorporated herein by reference, and shall be deemed to be included in any reference to this Agreement. This Agreement may not be amended except by action of each of the Parties hereto set forth in an instrument in writing signed on behalf of each of the Parties hereto.

                                                  ARTICLE XXII e
                                                    CAPTIONS e

     The captions to the Articles and Sections contained in this Agreement are for reference only, do not form a substantive part of this Agreement and shall not restrict nor enlarge any substantive provision of this Agreement.

                                                  ARTICLE XXIII e
                                                 APPLICABLE LAW e

     This Agreement, the Schedules and Exhibits, and all other documents given in connection herewith, shall be construed in accordance with the laws of the State of Connecticut without regard to the principles of conflicts of laws.


                                                  ARTICLE XXIV e
                                     CHOICE OF FORUM; VENUE; SERVICE OF PROCESS

     Any equitable claim or proceeding between Purchaser and Seller relating to this Agreement; or relating to any document, instrument, or agreement delivered pursuant hereto, referred to herein, or contemplated hereby; or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement not otherwise governed by Article XVIII, shall be commenced and maintained exclusively in the United States District Court for the District of Connecticut, or, if that Court lacks jurisdiction over the subject matter, in a state court of competent subject-matter jurisdiction sitting in Hartford County, Connecticut. Purchaser and Seller hereby submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts. Purchaser and Seller further agree that venue shall be in Hartford County, Connecticut. Purchaser and Seller irrevocably waive any objection to such personal jurisdiction or venue including, but not limited to, the objection that any claim, suit, action, or proceeding brought in Hartford County, has been brought in an inconvenient forum. Purchaser and Seller irrevocably agree that process issuing from such courts may be served on them, either personally or by certified mail, return receipt requested, at the addresses given in Article XVII hereof; and Purchaser and Seller further irrevocably waive any objection to service of process made in such manner and at such addresses, including without limitation any objection that service in such manner and at such addresses is not authorized by the local or procedural laws of the State of Connecticut.

                                                   ARTICLE XXV e
                                                  COUNTERPARTS e

     This Agreement may be executed in any number of counterparts, each of which shall be considered an original but all of which shall constitute but one and the same Agreement by and among the Parties.


                                                  ARTICLE XXVI e
                                           NO THIRD PARTY BENEFICIARY e

     This Agreement is intended to inure to the benefit of Purchaser and Seller only; and no third party shall have any rights, express or implied, by reason of this Agreement.


                                                  ARTICLE XXVII e
     UNILATERAL RIGHT TO WAIVE FAILURES OF OTHER PARTIES

27.1      Waiver. Any of the Parties may:

                  27.1.1 Extend in writing the time for the performance of any of the obligations herein contained to be performed for the benefit of such Party;

                  27.1.2 Waive in writing any inaccuracies in the representations and warranties made to it contained in this Agreement or any Exhibit or Schedule hereto or any certificate or certificates delivered by another Party to this Agreement;

                  27.1.3 Waive in writing the failure in performance of any of the conditions herein expressed for its benefit; and

                  27.1.4 Waive in writing compliance with any of the covenants herein contained for its benefit.

     27.2 Effect of Waiver. No such waiver or extension shall be valid unless in writing and signed by the Party granting the waiver or extension, and no such waiver or extension shall be construed to excuse or mitigate any subsequent breach or violation of this Agreement not specifically covered by such waiver.


                                                  ARTICLE XXVIII
                                                   SEVERABILITY

     The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof; and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, upon the request of any Party hereto, the Parties to this Agreement shall add, in lieu of such invalid or unenforceable provisions, provisions as similar in terms to such invalid or unenforceable provisions as may be possible and legal, valid and enforceable.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Purchaser:                            FORMTEK, INC.,
                             a Delaware corporation


                              By:/S/R. BRUCE DEWEY
                                          R. Bruce Dewey Senior Vice President
Seller:


                                /S/ JOSEPH JULIAN
                                 JOSEPH JULIAN,
               an individual residing in the State of Connecticut

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